Exhibit 99.1

Michael G. Bazinet Media Relations (800) 878-0549	Mark A. Rozelle Investor Relations (203) 622-3520

UST REPORTS FIRST QUARTER 2003 DILUTED EPS UP 8 PERCENT

     GREENWICH, Conn., April 22, 2003 — UST Inc. (NYSE: UST) today announced that first quarter 2003 net sales increased 12.1 percent to $420.8 million, net earnings increased 6.8 percent to $110.8 million and diluted earnings per share increased 8.2 percent to $.66 compared to the corresponding 2002 period.

     “Financial results came in slightly better than forecast. Also in the quarter we utilized our strong cash flow to increase the quarterly dividend by 4 percent to $.50, which represents an annualized rate of $2.00 per common share, and repurchased 1.3 million shares at a cost of $38 million,” said Vincent A. Gierer, Jr., UST chairman and chief executive officer. “We remain focused on delivering solid operating performance, achieving our stated financial targets and using our extensive resources to deliver shareholder value.”

     Selling, advertising and administrative (SA&A) expenses for the first quarter 2003 include a $4.4 million charge related to the bankruptcy filing by a significant wholesale customer of the smokeless tobacco business. The company does not believe this filing will have a material negative impact on results going forward. Also included in SA&A are increased pension expenses and legal as well as related fees.

     Results for the first quarter 2003 were favorably impacted by one additional billing day in the Smokeless Tobacco segment as compared to the corresponding 2002 period. The company’s smokeless tobacco products, which are dated for freshness to meet consumer preferences, are shipped to arrive and revenue is recognized, once a week, each Monday. If results for the corresponding 2002 period were adjusted to reflect an equivalent billing day basis, consolidated net sales for the first quarter 2003 would have shown an increase of 4.2 percent, and operating profit, net earnings and diluted earnings per share would have shown a decrease of 0.9 percent, 6.1 percent and 4.3 percent, respectively.

     In computing these non-GAAP (Generally Accepted Accounting Principals) financial results, the company adjusted the GAAP results of the corresponding 2002 period by the effect of an average first quarter 2002 billing day. This adjustment had the effect of increasing 2002 net can sales of moist smokeless tobacco, net sales, operating profit, net earnings and diluted earnings per share by 11.9 million cans, $28.5 million, $23.1 million, $14.2 million and $.08, respectively. This information is provided for comparative purposes. While the GAAP information reflects the actual number of billing days in the respective periods, the trend information is not comparable due to the significance of one billing day’s impact on a reporting period’s results.

Smokeless Tobacco

     Smokeless Tobacco segment revenue increased 13 percent to $367.8 million and operating profit increased 10.7 percent to $199.9 million. On an equivalent billing day basis, net sales would have increased 3.9 percent and operating profit would have decreased 1.8 percent for the quarter.

     Moist smokeless tobacco net can sales increased 7.8 percent to 154.1 million cans. On an equivalent billing day basis, net can sales would have decreased 0.5 percent.

     “Our ability to deliver solid results in a difficult economic environment clearly reflects that this company and its smokeless tobacco products are distinctly different from others in the tobacco industry” said Murray S. Kessler, president of U.S. Smokeless Tobacco Company (USSTC).

     USSTC Retail Activity Data Share & Volume Tracking System (RAD-SVT), measuring shipments to retail for the 26-week period ended March 22, 2003, on a can-volume basis, indicates total category shipments increased 1.3 percent, versus the year-ago period. The premium segment declined 4.8 percent and the price value segment increased 27.6 percent during the same period. USSTC’s share declined 3.1 percentage points to 74.3 percent.

     RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

     Since the incidence of oral tobacco use by members of the military tends to be significantly higher than that of the broad adult population, the recent movement of armed forces stationed in the U.S., particularly reservists, to the Middle East had a negative impact on RAD-SVT results since it only measures domestic retail shipments.

Wine Segment

     Wine segment revenue increased 3.7 percent to $43.8 million in the quarter on a 9.2 percent increase in premium case sales. New product introductions and selective price promotions aided growth in case sales. Lower direct selling and advertising expenses enabled operating profit to increase 8.8 percent to $5.9 million.

     “We remain focused on accelerating operating profit growth, increasing overall product quality and implementing cost efficiencies,” said Theodor P. Baseler, president of International Wine & Spirits Ltd.

Outlook

     For the year 2003, the company continues to forecast diluted earnings per share of $2.99, with upside potential of $3.07, if volume trends in moist smokeless tobacco and wine accelerate above expectations. Second quarter 2003 projected diluted earnings per share remain at $.77.

     A conference call is scheduled for 11 a.m. Eastern time today to discuss the quarterly results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling 1-888-203-1112 or 719-457-0820, code #227242/UST or by visiting the website.

UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Rooster, and Red Seal. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label. Other consumer products marketed by UST subsidiaries include Don Tomás, Astral and Helix premium cigars.

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All statements, other than statements of historical facts, which address activities, or actions that the company expects or anticipates will or may occur in the future, and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, the company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company.

Any one, or a combination, of factors could materially affect the results of the company’s operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the company’s Annual Report on Form 10-K and Form 8-K, and 10Qs) and conditions in the capital markets. Forward-looking statements made by the company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the company, actual results may differ from those in the forward-looking statements.

(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)

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UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	First Quarter

	2003	2002	% Change

Net sales	$420,801	$375,214	+ 12.1
Costs and expenses
Cost of products sold	87,590	80,620	+ 8.6
Selling, advertising and administrative	133,584	116,248	+ 14.9

Total costs and expenses	221,174	196,868	+ 12.3

Operating income	199,627	178,346	+ 11.9
Interest, net	19,398	9,579	—

Earnings before income taxes	180,229	168,767	+ 6.8
Income taxes	69,386	64,974	+ 6.8

Net earnings	$110,843	$103,793	+ 6.8

Net earnings per share
Basic	$.66	$.62	+ 6.5
Diluted	$.66	$.61	+ 8.2
Cash dividends per common share	$.50	$.48	+ 4.2
Average number of shares
Basic	167,729	168,383
Diluted	168,589	170,300

UST
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	March 31,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$370,580	$382,003
Inventories	550,010	535,704
Restricted deposits	—	1,242,431
All other current assets	135,153	131,129

Total current assets	1,055,743	2,291,267
Property, plant and equipment, net	380,065	389,866
Other assets	84,840	84,142

Total assets	$1,520,648	$2,765,275

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Litigation liability	$—	$1,260,510
All other current liabilities	209,433	201,932

Total current liabilities	209,433	1,462,442
Long-term debt	1,140,000	1,140,000
Other liabilities	217,365	209,823

Total liabilities	1,566,798	2,812,265
Stockholders’ deficit
Capital stock	102,958	102,720
Additional paid-in capital	708,384	696,905
Retained earnings	347,343	320,288
Accumulated other comprehensive loss	(62,931)	(62,879)

	1,095,754	1,057,034
Less treasury stock	1,141,904	1,104,024

Total stockholders’ deficit	(46,150)	(46,990)

Total liabilities and stockholders’ deficit	$1,520,648	$2,765,275

UST
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,

	2003	2002

OPERATING ACTIVITIES
Net cash (used in) provided by operating activities(1)	$(1,136,024)	$110,935
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(6,949)	(10,303)
Dispositions of property, plant and equipment	33	773

Net cash used in investing activities	(6,916)	(9,530)

FINANCING ACTIVITIES
Repayment of debt	—	(825)
Proceeds from the issuance of stock	10,754	36,672
Dividends paid	(83,788)	(81,053)
Stock repurchased	(37,880)	—
Withdrawals from (deposits into) restricted deposits	1,242,431	(23,029)

Net cash provided by (used in) financing activities	1,131,517	(68,235)

(Decrease) increase in cash and cash equivalents	(11,423)	33,170
Cash and cash equivalents at beginning of year	382,003	271,969

Cash and cash equivalents at end of period	$370,580	$305,139

(1)	Net cash used in operating activities in 2003 includes the payment of the company’s antitrust award of $1.262 billion and net cash provided by operating activities of $126 million. In January 2003, the company paid the antitrust award utilizing funds held in restricted deposits in the amount of $1.242 billion and $19.7 million of additional cash in satisfaction of the award.

UST
SUPPLEMENTAL SCHEDULE OF
GAAP AND NON-GAAP INFORMATION

				2002 Non-GAAP Information(1)
	First Quarter Actual
					EBD	Non	% Chg.
	2003	2002	%	Actual	Adj.	GAAP	‘03 vs.‘02

Consolidated Results
Net sales (mil)	$420.8	$375.2	12.1%	$375.2	$28.5	$403.7	4.2%
Operating Income (mil)	$199.6	$178.3	11.9%	$178.3	$23.1	$201.4	–0.9%
Net Earnings (mil)	$110.8	$103.8	6.8%	$103.8	$14.2	$118.0	–6.1%
Diluted EPS	$.66	$.61	8.2%	$.61	$.08	$.69	–4.3%

Smokeless Tobacco
Net Sales (mil)	$367.8	$325.6	13.0%	$325.6	$28.5	$354.1	3.9%
Operating Profit (mil)	$199.9	$180.5	10.7%	$180.5	$23.1	$203.6	–1.8%

MST Net Can Sales
Premium (mil)	140.7	131.9	6.7%	131.9	11.0	142.9	–1.5%
Price Value (mil)	13.4	11.1	20.9%	11.1	0.9	12.0	11.6%

Total (mil)	154.1	143.0	7.8%	143.0	11.9	154.9	–0.5%

Wine
Net Sales (mil)	$43.8	$42.2	3.7%
Operating Profit (mil)	$5.9	$5.4	8.8%
Premium Case Sales (thou)	736	674	9.2%

		Point	Volume
RAD-SVT 26 wk ended 3/22/03 (2)	Share	Chg.	% Chg.

Total Category			1.3%
Total Premium Segment	76.1%	–4.9 pts	–4.8%
Total Price Value Segment	23.7%	4.9 pts	27.6%
USSTC Share of Total Category	74.3%	–3.1 pts	–2.8%
USSTC Share of Premium	88.8%	0.6 pts	–4.2%
USSTC Share of Price Value	28.6%	–3.5 pts	13.7%

(1)	EBD-Equal billing Day Basis. Adjustment represents an average first quarter 2002 billing day.

(2)	RAD-SVT — Retail Activity Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

Since the incidence of oral tobacco use by members of the military tends to be significantly higher than that of the broad adult population, the recent movement of armed forces stationed in the U.S., particularly reservists, to the Middle East had a negative impact on RAD-SVT results since it only measures domestic retail shipments.